Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT FOURTH
QUARTER AND YEAR-END RESULTS
CUYAHOGA FALLS, Ohio, March 14, 2008 — Associated Materials (the “Company”) today announced results for the quarter and fiscal year ended December 29, 2007. Financial highlights are as follows:
•	Net sales for the quarter ended December 29, 2007 were $298.3 million, a 0.2% decrease from net sales of $299.0 million for the same period in 2006. For the 2007 fiscal year ended December 29, 2007, net sales were $1,204.1 million, or 3.7% lower than net sales of $1,250.1 million for the 2006 fiscal year ended December 30, 2006.

•	Adjusted EBITDA was $28.1 million for the fourth quarter of 2007 compared to adjusted EBITDA of $27.2 million for the same period in 2006. For the fiscal year ended December 29, 2007, adjusted EBITDA was $121.6 million compared to adjusted EBITDA of $123.2 million for the 2006 fiscal year. A reconciliation of net income to adjusted EBITDA is included below.

•	Net income for the fourth quarter of 2007 was $9.9 million compared to net income of $2.3 million for the same period in 2006. For the fiscal year ended December 29, 2007, net income was $39.7 million compared to net income of $33.3 million for the 2006 fiscal year.

•	Repaid $16.0 million of term debt under the Company’s credit facility during the fourth quarter of 2007.
Tom Chieffe, President and Chief Executive Officer, commented, “Looking back at 2007, I am very pleased with our performance, which was noteworthy given the current state of the domestic housing market and the U.S economy as a whole. The various cost reduction initiatives we implemented across the entire business over the past year have allowed us to sustain our EBITDA performance. We continue to look for opportunities to expand our market share and reduce costs to minimize the impact of this market downturn.”
Earnings Conference Call
Management will host its fourth quarter earnings conference call on Friday, March 14th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 640-9765 and the conference call identification number is 20722192. A replay of the call will be available through March 21st by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended December 29, 2007
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 29,	December 29,	December 29,	December 29,
	2007	2007	2007	2007

Net sales	$298,338	$—	$—	$298,338

Gross profit	73,878	—	—	73,878

Selling, general and administrative expense	52,529	—	—	52,529

Income from operations	21,349	—	—	21,349

Interest expense, net	6,328	10,906	—	17,234
Foreign currency gains	(11)	—	—	(11)

Income (loss) before income taxes	15,032	(10,906)	—	4,126
Income taxes (benefit)	5,157	(7,662)	—	(2,505)

Income (loss) before equity income from subsidiaries	9,875	(3,244)	—	6,631
Equity income from subsidiaries	—	9,875	(9,875)	—

Net income	$9,875	$6,631	$(9,875)	$6,631

Other Data:
EBITDA (a)	$27,051
Adjusted EBITDA (a)	28,126

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended December 30, 2006
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 30,	December 30,	December 30,	December 30,
	2006	2006	2006	2006

Net sales	$299,043	$—	$—	$299,043

Gross profit	70,838	—	—	70,838

Selling, general and administrative expense	49,685	—	—	49,685

Impairment of long-lived assets	3,423	—	—	3,423

Income from operations	17,730	—	—	17,730

Interest expense, net	8,456	9,804	—	18,260
Foreign currency loss	162	—	—	162

Income (loss) before income taxes	9,112	(9,804)	—	(692)
Income taxes (benefit)	6,789	(2,664)	—	4,125

Income (loss) before equity income from subsidiaries	2,323	(7,140)	—	(4,817)
Equity income from subsidiaries	—	2,323	(2,323)	—

Net income (loss)	$2,323	$(4,817)	$(2,323)	$(4,817)

Other Data:
EBITDA (a)	$23,534
Adjusted EBITDA (a)	27,244

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
Fiscal Year Ended December 29, 2007
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended
	December 29,	December 29,	December 29,	December 29,
	2007	2007	2007	2007

Net sales	$1,204,056	$—	$—	$1,204,056

Gross profit	304,217	—	—	304,217

Selling, general and administrative expense	208,001	—	—	208,001

Income from operations	96,216	—	—	96,216

Interest expense, net	27,943	41,760	—	69,703
Foreign currency gain	(227)	—	—	(227)

Income (loss) before income taxes	68,500	(41,760)	—	26,740
Income taxes (benefit)	28,845	(17,859)	—	10,986

Income (loss) before equity income from subsidiaries	39,655	(23,901)	—	15,754
Equity income from subsidiaries	—	39,655	(39,655)	—

Net income	$39,655	$15,754	$(39,655)	$15,754

Other Data:
EBITDA (a)	$118,505
Adjusted EBITDA (a)	121,606

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
Fiscal Year Ended December 30, 2006
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended
	December 30,	December 30,	December 30,	December 30,
	2006	2006	2006	2006

Net sales	$1,250,054	$—	$—	$1,250,054

Gross profit	302,278	—	—	302,278

Selling, general and administrative expense	203,844	—	—	203,844

Impairment of long-lived assets	3,423	—	—	3,423

Facility closure costs, net	(92)	—	—	(92)

Income from operations	95,103	—	—	95,103

Interest expense, net	32,413	37,541	—	69,954
Foreign currency gain	(703)	—	—	(703)

Income (loss) before income taxes	63,393	(37,541)	—	25,852
Income taxes (benefit)	30,096	(12,203)	—	17,893

Income (loss) before equity income from subsidiaries	33,297	(25,338)	—	7,959
Equity income from subsidiaries	—	33,297	(33,297)	—

Net income	$33,297	$7,959	$(33,297)	$7,959

Other Data:
EBITDA (a)	$117,953
Adjusted EBITDA (a)	123,193

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

			Fiscal Year	Fiscal Year
	Quarter Ended	Quarter Ended	Ended	Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Net income	$9,875	$2,323	$39,655	$33,297
Interest expense, net	6,328	8,456	27,943	32,413
Income taxes	5,157	6,789	28,845	30,096
Depreciation and amortization	5,691	5,966	22,062	22,147

EBITDA	27,051	23,534	118,505	117,953
Foreign currency (gains) loss	(11)	162	(227)	(703)
Separation costs (b)	—	—	699	2,085
Amortization of management fee (c)	125	125	500	500
Transaction costs (d)	—	—	1,168	—
Tax restructuring costs (e)	961	—	961	—
Impairment of long-lived assets (f)	—	3,423	—	3,423
Stock compensation expense	—	—	—	27
Facility closure costs, net (g)	—	—	—	(92)

Adjusted EBITDA	$28,126	$27,244	$121,606	$123,193

(b)	For the fiscal year ended December 29, 2007, amount represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company. For the fiscal year ended December 30, 2006, amount represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Company’s Board of Directors.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.

(e)	Represents legal and accounting fees incurred in connection with a tax restructuring project to reduce the Company’s consolidated income tax obligations.

(f)	Based on current and projected operating results for its vinyl fencing and railing product lines, the Company concluded that certain machinery and equipment, trademarks, and patents used to manufacture these products were impaired during the fourth quarter of 2006 as their carrying values exceeded their fair value by $2.6 million. In addition, due to changes in the Company’s information technology and business strategies, $0.8 million of software and other equipment was considered impaired.

(g)	Amounts recorded during 2006 include the gain realized upon the final sale of the Company’s former manufacturing facility in Freeport, Texas, partially offset by other non-recurring expenses associated with the closure of this facility.

Results of Operations
Net sales decreased 0.2%, or $0.7 million, during the fourth quarter of 2007 compared to the same period in 2006 primarily due to decreased unit volumes in the Company’s vinyl siding operations, partially offset by the benefit from the stronger Canadian dollar, growth in third party manufactured product sales from expanded product offerings and improved unit volumes in the Company’s vinyl window operations. During the fourth quarter of 2007 compared to the same period in 2006, vinyl window unit volumes increased by 3%, while vinyl siding unit volumes decreased by 13%. Gross profit in the fourth quarter of 2007 was $73.9 million, or 24.8% of net sales, compared to gross profit of $70.8 million, or 23.7% of net sales, for the same period in 2006. The increase in gross profit as a percentage of net sales was primarily a result of the Company’s cost reduction initiatives, procurement savings and the benefit from the stronger Canadian dollar. Selling, general and administrative expense increased to $52.5 million, or 17.6% of net sales, for the fourth quarter of 2007 versus $49.7 million, or 16.6% of net sales, for the same period in 2006. Selling, general and administrative expense for the quarter ended December 29, 2007 includes $1.0 million of tax restructuring costs. Excluding these costs, the increase in selling, general and administrative expense was due primarily to the translation impact on Canadian expenses, offset partially by headcount reductions implemented in the prior year along with decreases in EBITDA-based incentive compensation programs. Income from operations was $21.3 million for the fourth quarter of 2007 compared to $17.7 million for the same period in 2006.
Net sales decreased by 3.7%, or $46.0 million, for the fiscal year ended December 29, 2007 compared to the 2006 fiscal year primarily due to lower sales volumes in the Company’s vinyl siding operations, partially offset by growth in third party manufactured product sales from expanded product offerings and the benefit from the stronger Canadian dollar. Unit volumes in the Company’s vinyl siding operations decreased from the 2006 fiscal year by 13%, while vinyl window unit volumes were unchanged. Gross profit for the fiscal year ended December 29, 2007 was $304.2 million, or 25.3% of net sales, compared to gross profit of $302.3 million, or 24.2% of net sales, for the 2006 fiscal year. The increase in gross profit as a percentage of net sales was primarily a result of the net favorable impact of selling prices versus commodity costs, the Company’s cost reduction initiatives and procurement savings, as well as the benefit from the stronger Canadian dollar. Selling, general and administrative expense increased to $208.0 million, or 17.3% of net sales, for the fiscal year ended December 29, 2007 versus $203.8 million, or 16.3% of net sales, for the 2006 fiscal year. Selling, general and administrative expense for the fiscal year ended December 29, 2007 includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer, $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target, and $1.0 million of tax restructuring costs, while selling, general and administrative expense for the fiscal year ended December 30, 2006 includes $2.1 million of separation costs related to the resignation of the Company’s former Chief Executive Officer. Excluding these costs, selling, general and administrative expense for the fiscal year ended December 29, 2007 increased $3.4 million compared to the 2006 fiscal year. The increase in selling, general and administrative expense was due primarily to increased consulting expenses associated with the Company’s cost reduction initiatives in its manufacturing operations, increased marketing expenses, increased building and truck lease expenses in the Company’s supply center network, and the translation impact on Canadian expenses, offset partially by headcount reductions implemented in the prior year along with decreases in EBITDA-based incentive compensation programs. Income from operations was $96.2 million for the fiscal year ended December 29, 2007 compared to $95.1 million for the 2006 fiscal year.
The consolidating financial information included herein for the quarters and fiscal years ended December 29, 2007 and December 30, 2006 includes the Company and its indirect parent company, AMH Holdings (“AMH”), which conducts all of its operating activities through the Company. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH reported consolidated net income of $6.6 million for the quarter ended December 29, 2007 compared to a consolidated net loss of $4.8 million for the same period in 2006. For the fiscal year ended December 29, 2007, AMH’s consolidated net income was $15.8 million compared to net income of $8.0 million for the 2006 fiscal year.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $83.6 million by December 29, 2007, are not guaranteed by either the Company or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $702.3 million as of December 29, 2007.
Company Description
Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. It currently has over $10 billion in invested assets under management. Further information is available at www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Cyndi Sobe
Chief Financial Officer
(330) 922-7743

Net Sales by Principal Product Offering (Unaudited) (in thousands)

			Fiscal year	Fiscal year
	Quarter Ended	Quarter Ended	Ended	Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Vinyl windows	$111,084	$105,490	$418,106	$411,295
Vinyl siding products	64,254	71,370	285,785	327,961
Metal products	52,902	52,443	220,189	224,676
Third party manufactured products	51,744	48,289	203,711	194,126
Other products and services	18,354	21,451	76,265	91,996

	$298,338	$299,043	$1,204,056	$1,250,054

Selected Balance Sheet Data (in thousands)

	December 29, 2007
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$21,603	$—	$21,603
Accounts receivable, net	138,653	—	138,653
Inventories	137,015	—	137,015
Accounts payable	80,082	—	80,082
Accrued liabilities	64,618	—	64,618
Total debt	226,000	392,677	618,677

	December 30, 2006
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$15,015	$—	$15,015
Accounts receivable, net	135,539	—	135,539
Inventories	134,319	—	134,319
Accounts payable	78,492	—	78,492
Accrued liabilities	64,764	—	64,764
Total debt	271,000	351,967	622,967
Selected Cash Flow Data (in thousands)

	Fiscal Year	Fiscal Year
	Ended	Ended
	December 29,	December 30,
	2007	2006

Net cash provided by operating activities	$71,351	$68,300
Capital expenditures	12,393	14,648
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	8,018	7,735
Repayments under the Company’s term loan	45,000	46,000
Cash paid for interest	24,741	28,649
Cash paid for income taxes	22,594	22,423